                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
           OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
                                             Commission File Number  04-3234411
                                  Silver Diner, Inc

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             (Exact name of registrant as specified in its charter)
                 11806 Rockville Pike, Rockville Maryland 20852
                                   (301) 770-0333
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
              Shares of Common Stock, par value $0.00074 per share
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            (Title of each class of securities covered by this Form)
                                       N/A
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
         Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
            Rule 12g-4(a)(1)(i)  [X]             Rule 12h-3(b)(1)(i)  [X]
            Rule 12g-4(a)(1)(ii) [ ]             Rule 12h-3(b)(1)(ii) [ ]
            Rule 12g-4(a)(2)(i)  [ ]             Rule 12h-3(b)(2)(i)  [ ]
            Rule 12g-4(a)(2)(ii) [ ]             Rule 12h-3(b)(2)(ii) [ ]
                                                 Rule 15d-6           [ ]
         Approximate number of holders of record as of the certification or notice date: one hundred fifty (150) holders of shares of common stock, par value $0.00074 per share

             Pursuant to the requirements of the Securities Exchange
                         Act of 1934 Silver Diner, Inc.
            ---------------------------------------------------------
                  (Name of registrant as specified in charter)
has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: October 9, 2002                  By: SILVER DINER, INC.,

                                       By: /s/ Robert T. Giaimo
                                           --------------------
                                           Robert T. Giaimo,
                                           President and Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.